UMAMI SUSTAINABLE SEAFOOD, INC.
DIRECTOR COMPENSATION POLICY

Following are the terms of the compensation program approved by the board of directors of Umami Sustainable Seafood, Inc. (the "Company") for certain directors who are not employed by the Company or its subsidiaries and who are not affiliated with any of the Company's major shareholders (each, an "Independent Director"). Except as otherwise provided by the board of directors of the Company (the "Board"), this policy is effective as of the date of its adoption by the Board (the "Effective Date").

•	Cash Compensation.

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Annual Retainers. Each Independent Director will receive an annual cash retainer of $40,000. In addition, an Independent Director who serves as Lead Director of who serves as Chairman of the Audit Committee will receive an annual cash retainer of $10,000, and an Independent Director who serves as Chairman of the Compensation Committee will receive an annual cash retainer of $5,000.

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Meeting Fees. In addition to the annual cash retainers described above, each Independent Director will receive a fee of $1,000 for each meeting of the Board or a Board committee that the director attends (whether telephonically or in person), provided that the maximum amount of meeting fees an Independent Director may receive will be $5,000 per calendar quarter.

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Equity Compensation. Each Independent Director serving on the Board on the Effective Date will receive an award of 200,000 restricted stock units. This award will vest in two annual installments, subject to the director's continued service on the Board through the applicable vesting date, provided that the award will fully accelerate upon a change in control of the Company or other event that the Company does not survive as a public company or upon the director's death or disability. Upon each anniversary of the date on which an Independent Director first became a member of the Board that occurs after the Effective Date, the Independent Director will receive an additional grant of 100,000 restricted stock units, which will be subject to the same vesting terms as the initial grant described above. An Independent Director elected or appointed to the Board after the Effective Date will be eligible to receive an equity award upon his or her election or appointment, with the type and size of the award and the terms and conditions thereof to be determined by the Board.

The Board may prospectively modify this program from time to time.